Exhibit 99.1

For Immediate Release

Contact:	Glenn Schaeffer (702) 632-6710
Les Martin (702) 632-6820

MANDALAY RESORT GROUP

REPORTS FIRST QUARTER RESULTS

LAS VEGAS, NV—May 29, 2003—Mandalay Resort Group (NYSE: MBG) today announced results for its first quarter ended April 30, 2003.  For the quarter, the company reported earnings per diluted share of $.69 compared with $.68 a year ago.  Results for the current year quarter include a loss of $1.1 million ($.01 per diluted share) representing the quarterly adjustment of the carrying value of investments associated with the company’s executive retirement plan.  In the prior-year quarter, the carrying value adjustment was a gain of $1.0 million.  However, this gain was offset by preopening and other nonrecurring expenses.  Results for the prior-year quarter also included a loss of $1.9 million ($.03 per diluted share) representing the cumulative effect of a change in accounting principle related to the adoption of the new goodwill accounting standard.

Average diluted shares outstanding in the quarter were 64.2 million versus 71.3 million in the prior year quarter, reflecting the effect of sizeable share repurchases over the course of the prior fiscal year.  Interest expense was also lower in the quarter.  “The fundamental strength of our financial policy was evident in our first-quarter results,” said Glenn Schaeffer, the company’s President and Chief Financial Officer.  “Despite the significant distraction of the war in Iraq, as well as a hesitant economy, we essentially matched our record prior-year results.”

Mandalay’s operating cash flow (which is not a defined term under Generally Accepted Accounting Principles (“GAAP”)—see Note 1 below) was $172.4 million for the first quarter compared with $188.3 million last year.  The company believes the nearest comparable GAAP measure is income from operations, which was $137.0 million for the first quarter compared to $146.6 million in the same period a year ago.

LAS VEGAS STRIP

The company’s Las Vegas Strip properties (including the 50%-owned Monte Carlo) performed well in the quarter in view of the fact that the war in Iraq occurred during March and April.  Net revenues rose 4%, although operating cash flow dipped slightly.  Revenue per available room (“REVPAR”) at these properties increased 5%, principally the result of sharply higher room rates at Mandalay Bay.

Mandalay Bay was the standout performer in the quarter, producing operating cash flow of $46.4 million versus $40.1 million last year.  REVPAR at this property rose 14%, as the average room rate topped $200—its highest-ever quarterly mark.  This rise in room rates reflected convention bookings attributable to the opening of the new convention center in January.  The property hosted 19 trade shows during the quarter.  “Performance of our convention center has exceeded our initial expectations, especially in light of the current environment,” noted Mr. Schaeffer.  “The opening of the new 1,122-suite tower at Mandalay Bay this November will further enhance our ability to cater to this increasingly important segment of business.”

Luxor generated operating cash flow of $32.5 million in the first quarter against $34.4 million a year ago.  While REVPAR for its 4,400 rooms increased by 5%, casino revenues were down 13%.  At Excalibur, operating cash flow was $25.1 million, nearly flat with $26.0 million last year, while Circus Circus reported $15.8 million compared to $18.9 million in the prior year.  For its part, Monte Carlo (50%-owned by Mandalay) reported operating cash flow of $22.4 million versus $26.5 million last year.

OTHER NEVADA MARKETS

Operating cash flow at the company’s other Nevada properties (in Reno, Laughlin, Jean and Henderson) continued to reflect the effects of expanded Native American gaming in California, as well as the current economic slump.  While operating cash flow from these properties decreased in the first quarter compared to the prior year, it should be noted that the combined operating cash flow from these properties represented less than 8% of the company’s total operating cash flow.  Refer to the supplemental financial schedules accompanying this release for results by property.

OTHER MARKETS

In Elgin, Illinois, Grand Victoria (50%-owned by the company) produced $23.8 million in operating cash flow in the first quarter, down from $32.2 million in the prior year.  The decrease was attributable to a higher tax rate on casino revenues that took effect July 1, 2002 and included a top-end rate of 50% on gaming revenues exceeding $200 million.  This rate increase impacted Mandalay’s earnings by approximately $.05 per diluted share in the first quarter.

In Detroit, Michigan, MotorCity Casino (53.5%-owned by the company) generated operating cash flow of $32.8 million in the first quarter, compared to $36.3 million in the same quarter last year.  While operating cash flow declined at this property, income from operations increased 17% due to lower depreciation expense.  Meanwhile, in Tunica County,

Mississippi, the company’s Gold Strike Resort reported $7.3 million in operating cash flow, up from $7.1 million a year ago.

RECENT TRANSACTIONS

As previously announced, the company settled its equity forward agreement on March 31, 2003.  Under this settlement, the company paid $100 million notional amount, plus accrued interest, in exchange for the remaining 3.3 million shares of Mandalay common stock held under the agreement.  This settlement was funded using the company’s revolving credit facility.

Also as previously announced, during the quarter the company issued $400 million principal amount of floating-rate (LIBOR plus .75%) convertible senior debentures with a 100% conversion premium.  This represents the first issuance of optional (i.e., non-mandatory) convertible debt by a gaming operator and, at the time, represented the highest-ever conversion premium for a convertible security.  While the proceeds were initially used to pay down the company’s revolving credit facility, they ultimately represent a refinancing of the company’s $150 million 6-3/4% Senior Subordinated Notes due in July and the $150 million 6.70% Debentures due 2096, which the company will likely be required to redeem at the holders’ one-time option in November this year.  Also during the quarter, the company entered into two new fixed-to-floating interest rate swap agreements with a notional amount of $475 million.  The company entered into these swaps to further take advantage of the current low interest rate environment.  The company expects these financing transactions to generate substantial interest savings over the balance of this fiscal year and beyond.

The company is currently negotiating a new capital lease facility in the amount of $150 million.  This new facility, in combination with borrowings under the company's revolving credit facility, would be used to payoff the existing operating lease facilities, one of which is scheduled to terminate this June and the other in December 2004.  The new facility would be reflected as a liability on the company's balance sheet.  This transaction is expected to close by the end of June.

The company furthermore plans to call its $275 million 9-1/4% Senior Subordinated Notes due 2005 at the current call price of 104.625%, using borrowings under its revolving credit facility.  By calling these notes, the company would save approximately $40 million in interest costs (at current rates) over the remaining term of the notes.

This press release contains “forward-looking statements” within the meaning of the federal securities law, including statements concerning the company’s new all-suite hotel tower currently under construction and its expected impact, as well as recent and planned financing transactions and their expected impact.  The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.  Additional information concerning potential factors that could affect the company’s future financial results is included under the caption “Factors that May Affect Our Future Results” in Item 1 of the company’s annual report on Form 10-K for the year ended January 31, 2003.

Mandalay Resort Group owns and operates 11 properties in Nevada:  Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

NOTE 1:  As used in this release, operating cash flow represents income from operations adjusted to exclude noncash expenses (principally depreciation and amortization) and certain other expenses that are not considered directly related to ongoing operations, such as operating lease rent and preopening expenses.  Operating cash flow is presented as supplemental disclosure because it is widely viewed by investors as a key measure of operating performance in the gaming industry and it is also used as a principal basis for valuing gaming companies.  Management utilizes operating cash flow in a similar manner to monitor and evaluate the relative performance of its various operating resorts, including the evaluation of management personnel at both the property and corporate level.  Operating cash flow is not an accepted measure under GAAP and should not be considered an alternative to GAAP measures of performance, such as income from operations, or as an alternative to GAAP measures of liquidity, such as net cash provided by operating activities.  A reconciliation of income from operations to operating cash flow is provided, on a consolidated basis as well as by property, in the financial schedules accompanying this release.  Operating cash flow is sometimes referred to as earnings before interest, taxes, depreciation and amortization (“EBITDA”).  Other gaming companies that report operating cash flow or EBITDA may calculate their results in a different manner than the company.

MANDALAY RESORT GROUP

Condensed Consolidated Statements of Income

(Dollars in thousands, except share data)

(UNAUDITED)

	Three Months Ended April 30,
	2003	2002

Revenues	$616,510	$610,597

Costs and expenses	(502,115)	(494,103)

	114,395	116,494

Preopening expense	(88)	(469)

Earnings of unconsolidated affiliates	22,740	30,569

Income from operations	137,047	146,594

Interest expense	(53,162)	(58,033)

Other income (expense)	(1,206)	2,459

Minority interest	(13,856)	(11,578)

Income before income tax	68,823	79,442

Income tax expense	(24,777)	(28,722)

Income before cumulative effect of a change in accounting principle	44,046	50,720

Cumulative effect of a change in accounting principle for goodwill	—	(1,862)

Net income	$44,046	$48,858

Basic earnings per share	$0.72	$0.71

Diluted earnings per share	$0.69	$0.68

Average shares outstanding (basic)	61,598,245	68,487,942

Average shares outstanding (diluted)	64,226,453	71,345,845

MANDALAY RESORT GROUP

Reconciliation of Income from Operations to Operating Cash Flow

(Dollars in thousands)

(UNAUDITED)

Three Months Ended April 30, 2003	Net Revenues	Income from Operations	Deprec. and Amort.	Operating Lease Rent	Preopening	Operating Cash Flow

Mandalay Bay	$159,126	$27,226	$12,246	$6,913	$—	$46,385
Luxor	97,641	25,428	5,172	1,867	—	32,467
Excalibur	76,607	20,987	2,524	1,631	—	25,142
Circus Circus-Las Vegas	63,499	10,629	4,352	806	—	15,787
Gold Strike-Tunica	32,850	5,159	2,173	—	—	7,332
Laughlin properties	39,174	3,982	2,385	—	—	6,367
Circus Circus-Reno	24,693	362	1,471	—	—	1,833
Gold Strike properties	19,374	923	867	—	—	1,790
MotorCity Casino	101,038	30,511	2,327	—	—	32,838
Unconsolidated affiliates	—	22,740	76	—	—	22,816
Corporate expense	—	(9,969)	1,501	—	—	(8,468)
Other	2,508	(931)	43	—	88	(800)

Total Consolidated	$616,510	$137,047	$35,137	$11,217	$88	$183,489

Minority interest in MotorCity Casino operating cash flow						(15,270)
Mandalay's share of depreciation from unconsolidated affiliates						4,135

						$172,354

Unconsolidated Affiliates*

Silver Legacy (50%-owned)	$35,603	$5,275	$2,628	$—	$—	$7,903
Grand Victoria (50%-owned)	92,520	21,491	2,335	—	—	23,826
Monte Carlo (50%-owned)	65,652	19,114	3,307	—	—	22,421

*  Amounts represent 100% of totals for the property

MANDALAY RESORT GROUP

Reconciliation of Income from Operations to Operating Cash Flow

(Dollars in thousands)

(UNAUDITED)

Three Months Ended April 30, 2002	Net Revenues	Income from Operations	Deprec. and Amort.	Operating Lease Rent	Preopening	Operating Cash Flow

Mandalay Bay	$139,536	$23,314	$8,973	$7,359	$405	$40,051
Luxor	102,342	27,755	4,588	2,014	—	34,357
Excalibur	75,117	21,314	2,893	1,792	—	25,999
Circus Circus-Las Vegas	65,190	13,580	4,451	886	—	18,917
Gold Strike-Tunica	30,520	3,870	3,255	—	—	7,125
Laughlin properties	42,952	7,325	2,722	—	—	10,047
Circus Circus-Reno	27,052	1,673	1,808	—	—	3,481
Gold Strike properties	22,232	1,678	1,404	—	—	3,082
MotorCity Casino	102,950	26,136	10,139	—	—	36,275
Unconsolidated affiliates	—	30,569	76	—	—	30,645
Corporate expense	—	(9,011)	639	—	—	(8,372)
Other	2,706	(1,609)	67	874	64	(604)

Total Consolidated	$610,597	$146,594	$41,015	$12,925	$469	$201,003

Minority interest in MotorCity Casino operating cash flow						(16,868)
Mandalay's share of depreciation from unconsolidated affiliates						4,199

						$188,334

Unconsolidated Affiliates*

Silver Legacy (50%-owned)	$40,159	$8,322	$3,150	$—	$—	$11,472
Grand Victoria (50%-owned)	104,195	30,161	2,015	—	—	32,176
Monte Carlo (50%-owned)	69,227	23,292	3,233	—	—	26,525

*  Amounts represent 100% of totals for the property

MANDALAY RESORT GROUP

Hotel Statistics

(UNAUDITED)

Three Months Ended April 30, 2003	ADR	Occ.%	REVPAR

Mandalay Bay	$201	86%	$173
Luxor	$106	87%	$92
Excalibur	$76	94%	$71
Circus Circus-Las Vegas	$56	91%	$51
Gold Strike-Tunica	$50	78%	$39
Laughlin properties	$31	82%	$25
Circus Circus-Reno	$50	73%	$37
Gold Strike properties	$31	65%	$20

Three Months Ended April 30, 2002	ADR	Occ. %	REVPAR

Mandalay Bay	$173	88%	$152
Luxor	$94	93%	$88
Excalibur	$73	95%	$70
Circus Circus-Las Vegas	$57	95%	$54
Gold Strike-Tunica	$55	72%	$39
Laughlin properties	$36	84%	$30
Circus Circus-Reno	$50	78%	$39
Gold Strike properties	$33	69%	$23